Exhibit 99.1
FOR IMMEDIATE RELEASE
PMFG, Inc. (Parent of Peerless Mfg. Co.) Reports Fiscal Year 2009 Second Quarter and Year-to-Date Financial Results
Dallas, Texas, February 9, 2009 — PMFG, Inc. (the “Company”), (Nasdaq: PMFG), today reported its financial results for the three and six months ended December 31, 2008.
On April 30, 2008, the Company acquired Nitram Energy, Inc. and since the date of acquisition has included Nitram’s financial results, including purchase accounting adjustments, in the Company’s results for the three and six months ended December 31, 2008.
Q2 fiscal year 2009 compared to Q2 fiscal year 2008
Revenues for the second quarter were $39.1 million, an increase of $2.0 million, compared to revenues of $37.1 million for the three months ended December 31, 2007. The Company recorded net earnings of $494,000 or $0.04 per diluted share for the second quarter, compared to net earnings of $3.5 million or $0.27 per diluted share for the three months ended December 31, 2007.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $6.4 million and $4.8 million in fair value adjustments related to backlog and inventory acquired, respectively. During the second quarter of fiscal year 2009, the Company recorded as part of cost of goods sold $1.1 million of backlog amortization expense and an additional $373,000 of expense related to the fair value inventory adjustment. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $1.4 million, or $0.11 per diluted share, for the second quarter of fiscal year 2009. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products (formerly Separation/Filtration Systems) segment revenues for the second quarter were $29.4 million, an increase of $12.2 million or 71% compared to revenues of $17.2 million for the three months ended December 31, 2007. The segment includes $18.8 million of Nitram revenue for the three months ended December 31, 2008. The Process Products operating income was $4.0 million, an increase of $1.2 million.
Environmental Systems segment revenues for the second quarter were $9.7 million, a decrease of $10.2 million, compared to revenues of $19.9 million for the three months ended December 31, 2007 which includes $10.5 million from a large project that began in the fourth quarter of fiscal year 2007. The Environmental Systems segment operating income were $2.0 million a decrease of $3.2 million, compared to an operating income of $5.2 million for the three months ended December 31, 2007.
YTD fiscal year 2009 compared to YTD fiscal year 2008

Revenues for the six months ended December 31, 2008 were $82.8 million, an increase of $15.7 million, compared to revenues of $67.1 million for the six months ended December 31, 2007. Net loss was $172,000 or $.01 per diluted share for the six months ended December 31, 2008, compared to net earnings of $6.9 million or $0.53 per diluted share for the same period last year.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $3.7 million, or $0.28 per diluted share, for the six months ended December 31, 2008. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products (formerly Separation/Filtration Systems) segment revenues for the six months ended December 31, 2008 were $66.6 million, an increase of $35.7 million, compared to revenues of $30.9 million for the same period last year. Process Products segment revenues for the six months ended December 31, 2008 includes $42 million from Nitram, acquired in April 2008. Operating income for the Process Products segment was $7.5 million, an increase of $2.5 million, compared to an operating income of $5.0 million for the same period last year.
Environmental Systems segment revenues for the six months ended December 31, 2008 were $16.2 million, a decrease of $20.0 million, compared to revenues of $36.2 million for the six months ended December 31, 2007 which includes $23.9 million from a large project that began in the fourth quarter of fiscal year 2007. The Environmental Systems segment operating income was $3.8 million for the six months ended December 31, 2008, a decrease of $6.0 million, compared to an operating income of $9.8 million for the same period last year.
At December 31, 2008, the Company reported total assets of $151.8 million, working capital of $44.3 million and a current ratio of 2.0 to 1.0.
Mr. Peter J. Burlage, Chief Executive Officer of Peerless, stated, “While we had a solid start to our new fiscal year, we have begun to experience the impact of the challenging global economic environment. The decline in revenues and earnings in our second quarter reflect the impact of the global recession and the severe credit restrictions encountered by the industries we serve. Our backlog has declined from $107 million at June 30, 2008 to $92 million at December 31, 2008. Some of our customers are responding to the current economic conditions by curtailing or suspending projects as they evaluate the changing outlook on demand for energy.”
Mr. Burlage concluded, “In our history PMFG has successfully managed through several recessions and down-cycles. We’re a strong company with a management team that’s been through tough times before. PMFG’s market diversity and strength across the globe should help mitigate the impact of economic turmoil. Our continued investment in product technology and operational efficiency will help us respond to the changing competitive landscape we are experiencing.”

Conference Call
Peter Burlage, President & Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the second quarter ended December 31, 2008, during a conference call scheduled for today, at 10:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing +1 866 275 3409 (domestic) or +1 617 597 4027 (international) and entering access code 59868118, a few minutes before 10:00 a.m. ET on February 9, 2009. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through February 23, 2009 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 14877802. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About Peerless Mfg. Co.
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide under the brand names of Peerless Mfg. Co.™, Burgess-Manning™, Bos-Hatten™ and Alco Products™.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies.

Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
14651 North Dallas Parkway
Suite 500
Dallas, Texas 75254
Phone: (214) 357-6181
Fax: (214) 351-0194
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended December 31,
	2008			2007
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP
Revenues	$39,105	$—	$39,105	$37,086
Cost of goods sold	26,826	(1,426)	25,400	24,668

Gross profit	12,279	1,426	13,705	12,418
Operating expenses	10,408	—	10,408	7,176

Operating income	1,871	1,426	3,297	5,242
Other income (expense)	(1,111)	—	(1,111)	213
Income tax benefit (expense)	(266)	(499)	(765)	(1,905)

Net earnings (loss)	$494	$927	$1,421	$3,550

Basic earnings per share	$0.04	$0.07	$0.11	$0.28
Diluted earnings per share	$0.04	$0.07	$0.11	$0.27

Weighted-average shares outstanding
Basic	12,958	12,958	12,958	12,821
Diluted	13,191	13,191	13,191	13,015

	Six Months Ended December 31,
	2008			2007
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP
Revenues	$82,761	$—	$82,761	$67,104
Cost of goods sold	59,205	(5,951)	53,254	44,301

Gross profit	23,556	5,951	29,507	22,803
Operating expenses	20,770	—	20,770	12,777

Operating income	2,786	5,951	8,737	10,026
Other income (expense)	(3,051)	—	(3,051)	640
Income tax benefit (expense)	93	(2,083)	(1,990)	(3,730)

Net earnings (loss)	$(172)	$3,868	$3,696	$6,936

Basic earnings/(loss) per share	$(0.01)	$0.30	$0.29	$0.54
Diluted earnings/(loss) per share	$(0.01)	$0.29	$0.28	$0.53

Weighted-average shares outstanding
Basic	12,951	12,951	12,951	12,812
Diluted	12,951	13,195	13,195	12,968

	December 31,	June 30,
Condensed Balance Sheet Information	2008	2008
Current assets	$87,106	$96,946
Non-current assets	64,744	69,790

Total assets	$151,850	$166,736

Current liabilities	$42,851	$54,612
Non-current liabilities	67,169	69,193
Stockholders’ equity	41,830	42,931

Total liabilities and equity	$151,850	$166,736